EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 07/28/06
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-0.18%	-3.99%	5.49%
Class B Units	-0.20%	-4.05%	4.97%
* Subject to independent verification

WEEKLY COMMENTARY FOR THE WEEK ENDED JULY 28, 2006

The Grant Park Futures Fund sustained minor losses during the week. Positions in the energies sustained the largest setbacks followed by losses in the currencies. Positions in industrial metals registered the largest gains in addition to profits in the interest rate sector.

Natural gas ended an extended downtrend as soaring temperatures in the U.S. led to increased energy demand. Most of that demand is being met by gas-fueled power stations. This led to an unprecedented fall in U.S. natural gas supplies. Following this drop in supplies, natural gas rallied over 17% on the week, forcing Grant Park to cover the majority of its short positions. Conversely, crude oil fell 1.8% on the week despite escalating hostilities in the Mid-East. Lower than expected U.S. GDP was blamed for the drop as traders suggested an easing of U.S. demand.

Short positions in the Japanese yen lost ground as the currency rallied against virtually all other currencies in sympathy with the Chinese renminbi. The yen is often viewed as the most liquid proxy for the Chinese currency. Last week, two senior Chinese officials suggested that the Bank of China would continue to free float the renminbi. As a result, traders purchased yen against all other currencies, using it as a substitute for the renminbi until it becomes freely convertible.

Industrial metals, specifically copper and nickel provided the bulk of profits during the week. Copper rallied 8.6% for the week on strike concerns in Chile. Nickel increased 4.7% on the week as London Metal Exchange stocks declined to their lowest levels since 1991. Prices were also supported by a walkout of workers at a nickel mine in Canada.

Finally, Australian financials provided profits as interest rates across the curve rose benefiting short positions. The Australian Consumer Price Index (“CPI”) was reported last week to have risen at an annual rate of 4%. This exceeds the upper target level permitted by the Australian Central Bank. Following the release of the CPI number, traders rushed to establish short positions anticipating that the Central Bank would raise rates further at its meeting this week.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

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